UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 7, 2013

GARTNER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-14443	04-3099750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 10212

56 Top Gallant Road

Stamford, CT 06904-2212

(Address of Principal Executive Offices, including Zip Code)

(203) 316-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 7, 2013, Gartner, Inc. (“Gartner”) entered into a Credit Agreement (the “Credit Agreement”), among Gartner; the several lenders who are parties thereto from time to time; Wells Fargo Bank, National Association and RBS Citizens, N.A., as co-syndication agents; HSBC Bank USA, National Bank Association, Keybank National Association, TD Bank, N.A., U.S. Bank National Association and Union Bank, N.A., as co-documentation agents; and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement provides for a five-year $150 million term loan and a $600 million revolving credit facility. The term and revolving facilities may be increased, at Gartner’s option and under certain conditions, by up to an additional $250 million in the aggregate. The term loan will be repaid in 16 consecutive quarterly installments commencing June 30, 2013, plus a final payment due on March 7, 2018, and may be prepaid at any time without penalty or premium (other than applicable breakage costs) at the option of Gartner. The revolving credit facility may be used for loans, and up to $40 million may be used for letters of credit. The revolving loans may be borrowed, repaid and re-borrowed until March 7, 2018, at which time all amounts borrowed must be repaid.

On March 7, 2013, Gartner drew down $150 million from the term loan facility and $50 million from the revolving facility. The initial drawdown under the Credit Agreement was used to refinance the outstanding loans under that certain Amended and Restated Credit Agreement (the “Existing Credit Facility”), dated as of December 22, 2010, as amended, among Gartner; the several lenders who are parties thereto from time to time; Wells Fargo Bank, National Association and RBS Citizens, N.A., as co-syndication agents; and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). Additional amounts drawn down under the Credit Agreement will be used for general working capital purposes. Gartner’s obligations under the Credit Agreement are guaranteed by each existing and future direct and indirect U.S. subsidiary (other than certain immaterial subsidiaries (if any)). The Existing Credit Facility, which terminated in December 2015, was repaid and terminated in connection with the execution of the Credit Agreement. The Company undertook this refinancing to take advantage of current financing conditions and to obtain greater flexibility through a larger revolving credit facility.

Loans under the Credit Agreement bear interest at a rate equal to, at Gartner’s option, either (i) the greatest of: the Administrative Agent’s prime rate; the average rate on overnight federal funds plus 1/2 of 1%; and the eurodollar rate (adjusted for statutory reserves) plus 1%, in each case plus a margin equal to between 0.25% and 0.75% depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended, or (ii)  the eurodollar rate (adjusted for statutory reserves) plus a margin equal to between 1.25% and 1.75%, depending on Gartner’s leverage ratio as of the end of the four consecutive fiscal quarters most recently ended. The commitment fee payable on the unused portion of the revolving credit facility is equal to between 0.20%, 0.30 based on utilization of the revolving credit facility. Gartner has also agreed to pay customary letter of credit fees.

The Credit Agreement contains certain customary restrictive loan covenants, including, among others, financial covenants requiring a maximum leverage ratio, a minimum interest expense coverage ratio, and covenants limiting Gartner’s ability to incur indebtedness, grant liens, make acquisitions, be acquired, dispose of assets, pay dividends, repurchase stock, make capital expenditures, make investments and enter into certain transactions with affiliates.

The Credit Agreement contains customary events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, ERISA defaults, material judgments, and events constituting a change of control. The occurrence of an event of default will increase the applicable rate of interest by 2.0%, allows the lenders to terminate their obligations to lend under the Credit Agreement and could result in the acceleration of Gartner’s obligations under the credit facility and an obligation of any or all of the guarantors to pay the full amount of Gartner’s obligations under the credit facility.

 The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement,, a copy of which will be filed as an exhibit to Gartner’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 pursuant to Regulation S-K, Item 601(a)(4).

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

See Item 1.01

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

See Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gartner, Inc.

Date: March 13, 2013	By:	/s/ Christopher J. Lafond
Christopher J. Lafond Executive Vice President, Chief Financial Officer